Exhibit 5.01

February 26, 2026

Xcel Energy Inc.

414 Nicollet Mall

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

I am the Vice President, Corporate Secretary and Securities of Xcel Energy Inc., a Minnesota corporation (the “Company”), and, as such, I, and the attorneys that I supervise, have acted as counsel for the Company in the preparation of the registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed issuance and sale from time to time of up to 7,484,917 shares of common stock, par value $2.50 per share (the “Shares”), by the Company pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”), as described in the prospectus (the “Prospectus”) that forms part of the Registration Statement.

For purposes of this opinion letter, I, or attorneys that I supervise, have examined or are otherwise familiar with the Amended and Restated Articles of Incorporation of the Company, the amended By-Laws of the Company, the Registration Statement, certain resolutions of the Board of Directors of the Company authorizing the Registration Statement with respect to the Shares to be issued under the Plan and such other documents, records and instruments as have been deemed necessary or appropriate for the purposes of this opinion letter.

Based upon the foregoing and upon my general familiarity with the Company and its affairs, I am of the opinion:

1.

That the Company is a duly organized and validly existing corporation under the laws of the State of Minnesota and that it is legally qualified and authorized to operate and conduct business in the State of Minnesota.

2.

That following (i) the effectiveness of the Registration Statement, (ii) the issuance and sale of the Shares by the Company in accordance with the terms of the Plan as contemplated by the Registration Statement, and (iii) receipt by the Company of the consideration specified in the Plan, the Shares will be validly issued, fully paid and non-assessable shares of stock of the Company.

I express no opinion as to the laws of any jurisdiction other than the laws of the State of Minnesota and the federal laws of the United States of America. The opinions herein expressed are limited to the specific issues addressed and to the laws existing on the date hereof. By rendering this opinion letter, I do not undertake to advise you with respect to any other matter or any change in such laws or the interpretation thereof that may occur after the date hereof.

I hereby consent to the use of my name in the Registration Statement filed by the Company to register the Securities under the Securities Act and to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement. In giving such consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Amy L. Schneider
Amy L. Schneider
Vice President, Corporate Secretary and Securities, Xcel Energy Inc.